                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                         ____________________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                               AUGUST 10, 1995
                                DATE OF REPORT
                      (DATE OF EARLIEST EVENT REPORTED)


                        LANDMARK GRAPHICS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                     0-17195                76-0029459
(STATE OR OTHER JURISDICTION OF        (COMMISSION           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        FILE NUMBER)       IDENTIFICATION NUMBER)

                             15150 MEMORIAL DRIVE
                                HOUSTON, TEXAS
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                  77079-4304
                                  (ZIP CODE)


                                (713) 560-1000
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5   OTHER EVENTS

         ON SEPTEMBER 28, 1994 AND JUNE 5, 1995, THE REGISTRANT ACQUIRED (THE "ACQUISITIONS") ALL OF THE EQUITY INTERESTS IN STRATAMODEL, INC. ("STRATAMODEL") AND GEOGRAPHIX, INC. ("GEOGRAPHIX"), RESPECTIVELY. THE ACQUISITIONS HAVE BEEN ACCOUNTED FOR AS POOLINGS OF INTERESTS AND THE FINANCIAL STATEMENTS AND OTHER RELATED INFORMATION INCLUDED IN THE REGISTRANT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1994 (1994 FORM 10-K) HAVE BEEN RESTATED TO REFLECT THE ACQUISITIONS. SET FORTH BELOW ARE REVISED VERSIONS OF "ITEM 6. SELECTED FINANCIAL DATA", "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA", AND THE FINANCIAL STATEMENT SCHEDULES FILED IN RESPONSE TO "ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K" INCLUDED IN THE 1994 FORM 10-K.

                      ITEM 6  SELECTED FINANCIAL DATA:

               SELECTED CONSOLIDATED FINANCIAL DATA - AS RESTATED

    The following financial data for each of the years in the five year period ended June 30, 1994 has been derived from the audited financial statements of the Company. The statement of operations data for the years ended June 30, 1994, 1993 and 1992 and the balance sheet data as of June 30, 1994 and 1993 were derived from the audited restated consolidated financial statements appearing elsewhere herein. The following financial data should be read in conjunction with the restated consolidated financial statements and related notes.

                                                                    Years Ended June 30,
                                             -----------------------------------------------------------------
 (in thousands, except per share data)            1994         1993         1992        1991       1990 (1)
--------------------------------------------------------------------------------------------------------------
 STATEMENT OF OPERATIONS DATA:                 (Restated)   (Restated)   (Restated)   (Restated)  (Restated)
 Revenues:
    Software product sales                     $   70,329   $   53,212   $   39,413  $    33,849  $   55,585
    Hardware product sales                         31,833       26,674       28,127       39,605           -
    Maintenance and other                          41,089       33,089       29,251       26,742      19,564
--------------------------------------------------------------------------------------------------------------
     Total revenues                               143,251      112,975       96,791      100,196      75,149
 Cost of revenues:
    Cost of software product sales                  6,387        6,237        4,074        3,460      22,953
    Cost of hardware product sales                 26,424       20,576       19,725       25,576           -
    Cost of maintenance and other                  24,978       18,068       18,472       15,148      13,091
    Bad debt expense                                1,536        1,687        3,131          556         109
--------------------------------------------------------------------------------------------------------------
     Total cost of revenues                        59,325       46,568       45,402       44,740      36,153
--------------------------------------------------------------------------------------------------------------
       Gross profit                                83,926       66,407       51,389       55,456      38,996
--------------------------------------------------------------------------------------------------------------
 Operating expenses:
    Research and development                       18,360       15,198       15,250       12,334      10,844

    Selling, marketing and administrative          45,364       41,996       35,419       28,621      18,788
    Restructuring charges                               -            -        8,300            -           -
    Merger costs                                   13,567            -            -            -           -
--------------------------------------------------------------------------------------------------------------
       Total operating expenses                    77,291       57,194       58,969       40,955      29,632
--------------------------------------------------------------------------------------------------------------
 Income (loss) from operations                      6,635        9,213      (7,580)       14,501       9,364
 Other, net                                         1,879           37        1,788        1,415       2,023
--------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes                  8,514        9,250      (5,792)       15,916      11,387
 Provision (benefit) for income taxes               2,667        2,125         (72)        4,645       3,565
--------------------------------------------------------------------------------------------------------------
 Net income (loss)                             $    5,847   $    7,125   $  (5,720)  $    11,271  $    7,822
==============================================================================================================
 Net income (loss) per common and common
    equivalent share                           $     0.36   $     0.51   $   (0.42)  $      0.82  $     0.59
==============================================================================================================
 Weighted average common and common
    equivalent shares outstanding                  16,371       13,927       13,629       13,697      13,327

 Pro forma information (unaudited):
 Net income (loss) as reported                      5,847        7,125      (5,720)       11,271       7,822
 Pro forma charge in lieu of income taxes           1,256          554          434          532         124
--------------------------------------------------------------------------------------------------------------
 Pro forma net income (loss)                   $    4,591   $    6,571   $  (6,154)  $    10,739  $    7,698
--------------------------------------------------------------------------------------------------------------

 Pro forma income (loss) per share             $     0.28   $     0.47   $   (0.45)  $      0.78  $     0.58
==============================================================================================================


                                                                    As of June 30,
                                            ------------------------------------------------------------------
 (in thousands)                                   1994         1993         1992         1991        1990
--------------------------------------------------------------------------------------------------------------
 BALANCE SHEET DATA:                           (Restated)   (Restated)   (Restated)   (Restated)  (Restated)
    Working capital                            $  106,601   $   51,980   $   47,158  $    42,747  $   26,374
    Total assets                                  189,153      105,974       99,100       78,776      46,046
    Bank debt                                      13,150        1,144        1,467        2,019       2,573
    Retained earnings                              22,957       22,308       16,838       23,536      12,869
    Total stockholders' equity                    142,604       80,752       73,530       78,660      65,535

(1) In 1990, the Company marketed software products and related hardware products together as integrated packages. Accordingly, a breakdown between software product sales, hardware product sales, cost of software product sales and cost of hardware product sales is not available for 1990.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        Management's Discussion and Analysis is the Company's analysis of its financial performance and of significant trends which may impact future performance. On March 25, 1994, the Company acquired all of the outstanding common stock of Advance Geophysical Corporation ("Advance") in an acquisition accounted for as a pooling of interests. On September 28, 1994, the Company acquired all of the outstanding equity interests of Stratamodel, Inc. ("Stratamodel") in an acquisition accounted for as a pooling of interests. On June 5, 1995, the Company acquired all of the outstanding common stock of GeoGraphix, Inc. ("GeoGraphix") in an acquisition accounted for as a pooling of interests. Accordingly, the Company's Consolidated Financial Statements included elsewhere herein give effect to the acquisitions for all periods presented. The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto.

         The Company, incorporated in 1982, designs, markets and supports software and systems which facilitate the exploration and production efforts of oil and gas companies. The Company derives revenues from licensing software products, providing related services and reselling hardware. Customers pay the Company an initial license fee for the software, which is generally recognized by the Company upon shipment. Customers have the option to pay an annual maintenance fee, calculated as a percentage of current list price, which entitles them to routine support and product updates. The Company generally recognizes revenues related to customer support agreements ratably over the contract period. See Note 1 to the Consolidated Financial Statements.

         A significant portion of the Company's revenues is derived from sales into certain geographic regions or market sectors which, due to regulatory requirements and other constraints, may have lengthy sales cycles. Accordingly, the timing of revenue recognition on these transactions may have a noticeable effect on the Company's quarter-to-quarter and year-to-year financial performance.

         International revenues, which comprised approximately 53% and 58% of fiscal 1994 and 1993 revenues, respectively, represent export sales to foreign locations and maintenance and customer support services provided by the Company's foreign offices. Maintenance and support revenues generated by the foreign offices are generally denominated in foreign currencies. To mitigate the effect of fluctuations in exchange rates on these foreign denominated balances, the Company utilizes a protective hedge program. The program is designed to hedge certain identifiable assets and obligations which expose the Company to exchange rate risk, primarily foreign currency-based accounts receivable. Although certain export sales are denominated in foreign currencies, the majority of the Company's export sales are denominated in U.S. dollars. These balances are not subject to remeasurement and do not expose the Company to foreign exchange rate risk.

RESULTS OF OPERATIONS

The following table presents certain items in the Consolidated Statements of Operations as a percentage of total revenues or of their respective revenue components and the percentage change in the dollar amount of those items for each of the years in the three year period ended June 30, 1994.

                                                        Years Ended June 30,                  Percentage Change
                                                   1994         1993         1992          1993-1994    1992-1993
                                                (Restated)   (Restated)   (Restated)
 Revenues:
    Software product sales                          49%          47%          41%              32%         35%
    Hardware product sales                          22           24           29               19          (5)
    Maintenance and other                           29           29           30               24           13
-----------------------------------------------------------------------------------------
      Total revenues                                100          100          100              27           17
 Cost of revenues:
    Cost of software product sales(1)                9           12           10                2           53
    Cost of hardware product sales(1)               83           77           70               28            4
    Cost of maintenance and other(1)                61           55           63               38          (2)
    Bad debt expense                                 1            1            3              (9)         (46)
-----------------------------------------------------------------------------------------
      Total cost of revenues                        41           41           47               27            3
-----------------------------------------------------------------------------------------
 Gross profit                                       59           59           53               26           29
 Operating expenses:
    Research and development                        13           14           16               21            0
    Selling, marketing and administrative           32           37           36                8           19
    Restructuring charges                          N/A          N/A            9              N/A          N/A
    Merger costs                                     9          N/A          N/A              N/A          N/A
-----------------------------------------------------------------------------------------
      Total operating expenses                      54           51           61               35          (3)
-----------------------------------------------------------------------------------------
 Income (loss) from operations                      5%           8%          (8)%             (28)%        N/A


(1) This line item is expressed as a percentage of the corresponding revenue line item and not as a percentage of total revenues.

FISCAL 1994 COMPARED TO FISCAL 1993

Total Revenues.   Total revenues for fiscal 1994 increased approximately 27%
compared to the prior year. The increase in total revenues was primarily due to the continued improvement in the domestic oil and gas market, as evidenced by increased spending by major oil companies and small independents. Domestic revenues increased approximately 44% from fiscal 1993 which caused domestic revenues as a percentage of total revenues to shift from 42% for fiscal 1993 to 47% for fiscal 1994. International revenues improved approximately 15% over the fiscal 1993 amounts primarily due to the Company's continued expansion into developing markets in Europe, Asia and Latin America. International revenues represented approximately 53% and 58% of total revenues in fiscal 1994 and 1993, respectively.

Software Product Sales.   Software product sales, which accounted for 49% of
total revenues in fiscal 1994, consist of license fees for the Company's proprietary and third party software. The increase in software product sales of approximately 32% over the prior fiscal year was attributable to new product offerings, as well as stronger sales of the Company's core products. The increase is also attributable to improved sales of Advance's seismic processing applications, which significantly expanded the Company's product portfolio. The Company's revenues also reflect a continuing shift away from sales of hardware to sales of software. As a percentage of total revenues, software product sales increased from 47% in fiscal 1993 to 49% in fiscal 1994, which had a positive impact on gross profit. The Company's strategy of offering petroleum companies a complete spectrum of software applications is expected to have a positive impact on software product sales.

     Hardware Product Sales.   Hardware product sales relate to the resale of
third party computer hardware. Hardware product sales increased 19% from fiscal 1993 and represented approximately 22% of total revenues in fiscal 1994. The increase in hardware product sales was due primarily to increased hardware sales to small independents, who have historically purchased comprehensive products and services.

     Maintenance and Other.   Maintenance and other revenues relate to
maintenance and support of the Company's hardware and software products as well as revenues from other services, including consulting. Although maintenance and other revenues remained constant as a percentage of total revenues, maintenance and other revenues increased approximately $8,000,000 or 24% from the previous year. The increase in absolute dollars was due to an increase in software maintenance revenues and the higher demand for services offered by the Company. This increase was offset by an ongoing reduction in hardware maintenance revenues, resulting from increased cancellations of maintenance contracts at the renewal dates. The Company's hardware maintenance revenues have been adversely impacted by the presence of third party companies that offer hardware maintenance at lower prices. In response to this trend, the Company is outsourcing hardware maintenance business activities.

     Cost of Software Product Sales.   Cost of software product sales, as a
percentage of software product sales, decreased from 12% in fiscal 1993 to 9% in fiscal 1994. This decrease was primarily attributable to the significant increase in software product sales without a comparable increase in costs.

     Cost of Hardware Product Sales.   Cost of hardware product sales, as a
percentage of hardware product sales, increased from 77% in fiscal 1993 to 83% in fiscal 1994. The increase is due to the Company lowering its hardware prices without an equivalent decrease in its related costs and increasing the sales discounts given in response to pressure on hardware prices. If this price competition in the computer hardware industry continues, price reductions and discounts and the resulting impact on hardware product margins can be expected to continue. Although hardware has become less profitable as a result of price competition, the Company will continue to offer hardware to accommodate sales of software and services to customers who desire comprehensive solutions.

     Cost of Maintenance and Other.   Cost of maintenance and other increased
as a percentage of the related revenues from 55% in fiscal 1993 to 61% in fiscal 1994. Lower hardware maintenance revenues, without a comparable decrease in costs associated with providing these services, contributed to the increase. The service margin was also negatively impacted by start-up costs associated with expanding the Company's customized consulting services to include comprehensive system integration and design services. While there can be no assurance that these start-up expenditures will result in future revenue growth, the Company believes that there is an increasing demand for such services.

     Bad Debt Expense.   Bad debt expense as a percentage of total revenues
decreased slightly from fiscal 1993 to fiscal 1994. Management continues to review the status of customer accounts and will attempt to make adequate provisions as conditions change.

     Research and Development.   Research and development costs increased 21%
during fiscal 1994 over the prior year. Increased costs are primarily a result of increased personnel costs and the addition of costs associated with the Advance research and development function. The Company believes that continued investments in research and development are important to its future growth and competitive position in the marketplace. The increase in costs was partially offset by a higher level of capitalized software costs during fiscal 1994. The Company capitalized approximately $2,700,000 or 13% of total research and development costs during fiscal 1994 as compared to approximately $1,900,000 or 11% in fiscal 1993. The Company amortized $2,300,000 and $1,700,000 of capitalized software costs in fiscal 1994 and fiscal 1993, respectively.

     Selling, Marketing and Administrative.   Selling, marketing and
administrative expenses increased approximately $3,400,000 from the fiscal 1993 amount; however, as a percentage of revenue, these amounts decreased from 37% in fiscal 1993 to 32% in fiscal 1994. The increase in absolute cost over fiscal 1993 is primarily attributable to increased selling expenses which related to opening new sales offices in Europe and Asia. Marketing expenses also increased from the prior fiscal year as a result of increased advertising and literature costs. These increases were offset by the decreased rent expense experienced as a result of the Houston facility purchase.

     Merger Costs.   As a percentage of fiscal 1994 revenues, merger costs
approximated 9%. These costs consist of a compensation charge related to the common shares issued to Advance's Phantom Stock Plan participants and professional and other fees related to the completion of the acquisition.

     Other Income, Net.   Other income, net increased approximately $1,800,000
from fiscal 1993 to fiscal 1994. This increase was primarily attributable to increased interest income associated with the proceeds of the October 1993 public stock offering. The $900,000 decrease in the foreign exchange loss, which was positively impacted by the protective hedge program implemented in the second half of fiscal 1993, was offset by the increased interest expense related to debt incurred in connection with the Houston facility purchase.

     Taxes.   During fiscal 1994, the effective tax rate was lower than the statutory rate and higher than the prior year's rate. The effective rate increased primarily due to the effect of nondeductible merger costs and unrecognized deferred tax benefits of Advance. The effective rate was less than the statutory rate primarily due to the application of pooling-of-interests accounting to the acquisitions of Subchapter S Corporations (Advance and GeoGraphix). Accordingly, because Advance and GeoGraphix were previously S Corporations, the results of their operations for periods prior to the merger have been included in income before income taxes, but the related income tax expense has been excluded because it was the responsibility of the Advance and GeoGraphix stockholders.

     In connection with the adoption of Statement of Financial Accounting Standards No. 109 the Company established a valuation allowance for deferred tax assets which approximated $3,500,000 at June 30, 1994. The majority of the year-end allowance relates to certain deferred assets associated with the Advance acquisition. Recognition of these assets is uncertain due to the unpredictability of Advance's future taxable income. Full realization of the total benefit is dependent upon, among other things, Advance's and the Company's ability to maintain the present level of earnings.

FISCAL 1993 COMPARED TO FISCAL 1992

     Total Revenues.   Total revenues for fiscal 1993 increased approximately
17% compared to the prior year. The increase in total revenues was primarily due to growing acceptance of CAEX products and to a lesser extent to general improvements in the domestic oil and gas industry and new product introductions by the Company. Domestic revenues increased by approximately 48% from fiscal 1992 and represented approximately 42% of total revenues for fiscal 1993. International revenues represented approximately 58% and 67% of total revenues in fiscal 1993 and 1992, respectively.

     Software Product Sales.   Software product sales, which accounted for 47%
of total revenues in fiscal 1993, consist of license fees for the Company's proprietary and third party software. The increase in software product sales of approximately 35% over the prior fiscal year was attributable to the release of several new products in the fourth quarter of fiscal 1993 and an improved North American oil and gas market. Product revenues also reflected a continuing shift away from hardware to software. As a percentage of total revenues, software product sales increased from 41% in fiscal 1992 to 47% in fiscal 1993, which had a positive impact on gross profit.

     Hardware Product Sales.   Hardware product sales relate to the resale of
third party computer hardware. Hardware product sales decreased 5% from fiscal 1992 and represented approximately 24% of total revenues in fiscal 1993. The decrease in hardware product sales was due primarily to increased hardware price competition, as the Company shipped a comparable number of hardware base systems in each of the fiscal years.

     Maintenance and Other.   Maintenance and other revenues relate to
maintenance and support of the Company's hardware and software products as well as revenues from other services, including consulting. Although maintenance and other revenues remained relatively constant as a percentage of total revenues, maintenance and other revenues increased approximately $3,800,000 or 13% from the previous year. The increase in absolute dollars was due primarily to growth in the installed base of systems under service contracts and the higher demand for services offered by the Company.

     Cost of Software Product Sales.   Cost of software product sales, as a
percentage of software product sales, increased from 10% in fiscal 1992 to 12% in fiscal 1993. This increase was primarily attributable to a significant percentage increase in royalty costs during fiscal 1993, which was a result of heightened sales of third party software. The Company has obtained licenses to third party applications that are compatible with and complementary to existing applications. The sale of third party software applications offers customers a broader range of applications on the OpenWorks platform and is consistent with the Company's strategy to increase software revenues.

     Cost of Hardware Product Sales.   Cost of hardware product sales, as a
percentage of hardware product sales, increased from 70% in fiscal 1992 to 77% in fiscal 1993. The increase is due to the Company lowering its hardware prices without an equivalent decrease in its related costs and increasing the sales discounts given in response to pressure on hardware prices. Although hardware has become less profitable as a result of price competition, the Company will continue to offer hardware to accommodate sales of software and services to customers who desire comprehensive CAEX solutions.

     Cost of Maintenance and Other.   Cost of maintenance and other decreased
as a percentage of the related revenues from 63% in fiscal 1992 to 55% in fiscal 1993. The increase in service margins resulted primarily from the reduction of expenses associated with certain subsidiaries which were downsized in connection with the fiscal 1992 restructuring plan. The residual business activities previously performed by these entities are now performed by the Company.

     Bad Debt Expense.   Bad debt expense as a percentage of total revenues
decreased in fiscal 1993 from the previous fiscal year. The decrease is a result of the aggressive receivables collection program implemented in late fiscal 1992, which dedicated more resources to the effort and decentralized the receivables collection process.

     Research and Development.   Research and development costs remained
constant during fiscal 1993 over the prior year. The Company capitalized approximately $1,900,000 or 11% of total research and development costs during fiscal 1993 as compared to approximately $2,400,000 or 13% in fiscal 1992. The Company amortized $1,700,000 and $1,200,000 of capitalized software costs in fiscal 1993 and fiscal 1992, respectively.

     Selling, Marketing and Administrative.   Selling, marketing and
administrative expenses increased 19% from the fiscal 1992 amount; however, as a percentage of revenue, these expenses remained relatively constant. The increase in absolute costs is primarily attributable to compensation costs associated with Advance's Phantom Stock Plan.

     Other Income, Net.   Other income, net decreased approximately
$1,700,000 from fiscal 1992 to fiscal 1993. This decrease was due to the combination of unfavorable fluctuations in currency exchange rates and lower returns on funds invested. The unfavorable fluctuations in exchange rates affecting the Company's foreign operations contributed approximately $1,300,000 of the total decrease of $1,700,000. In an attempt to mitigate the effect of fluctuations in exchange rates on foreign operations, which had a significant impact on the second quarter's results of operations, the Company instituted a protective hedge program in the third quarter of fiscal 1993. The program is designed to hedge certain identifiable assets and obligations which expose the Company to exchange rate risk, primarily foreign currency based accounts receivable. The majority of the Company's product revenues and the Company's assets are denominated in U.S. dollars which do not expose the Company to foreign exchange rate risk.

     Taxes.   During fiscal 1993, the effective tax rate was lower than the statutory rate and higher than the 1992 fiscal year rate. The effective rate increased primarily due to the Company's return to profitability during fiscal 1993. The effective rate was less than the statutory rate due mainly to benefits derived from financial statement carryforwards, the use of a Foreign Sales Corporation, and deductions from abandonment of goodwill.

Liquidity and Capital Resources

The Company's financial condition remained strong during fiscal 1994. Cash and cash equivalents increased approximately $53,700,000 from June 30, 1993. A substantial amount of this increase relates to the proceeds from an underwritten public offering of the Company's common stock. These proceeds approximated $45,300,000, after deducting underwriting discounts, commissions and offering expenses. In addition, for the fiscal year ended June 30, 1994 cash generated internally exceeded cash required to support the Company's operations. This accounted for the remaining increase in cash and cash equivalents.

     Net trade receivables increased approximately $4,400,000 from fiscal 1993 to fiscal 1994, due to increased revenues which were partially offset by improved collections. A significant reduction in days sales outstanding was realized for fiscal 1994 as evidenced by the decrease from 121 days in fiscal 1993 to 106 days in fiscal 1994.

     The Company invested approximately $25,900,000 in property and equipment during fiscal 1994, primarily for the purchase of the Houston facility.

     The Company's primary internal source of liquidity is cash flow generated from operations. External sources of liquidity include debt and equity financing. During fiscal 1994, the Company obtained a $25,000,000 revolving credit facility and a $10,000,000 term loan. The term loan and $4,000,000 of the revolving credit facility were drawn to acquire the assets of the Houston facility. The Company believes funds generated from operations will be sufficient to meet liquidity requirements in the foreseeable future.

     Management continues to evaluate opportunities to acquire products, technologies or businesses complementary to the Company's businesses. These acquisition opportunities may involve the use of cash or, depending upon the size and terms of the acquisition, may require debt or equity financing. Expenses associated with these potential acquisitions may have an adverse impact on the Company's results of operations in the period the transactions are consummated.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA:

                         LANDMARK GRAPHICS CORPORATION
        INDEX TO SUPPLEMENTAL RESTATED CONSOLIDATED FINANCIAL STATEMENTS



REPORT OF INDEPENDENT ACCOUNTANTS........................................................
REPORT OF INDEPENDENT ACCOUNTANTS........................................................
REPORT OF INDEPENDENT AUDITORS...........................................................
REPORT OF CERTIFIED PUBLIC ACCOUNTANTS...................................................
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS - AS RESTATED.........................
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS - AS RESTATED...................................
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY - AS RESTATED....
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS - AS RESTATED.........................
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - AS RESTATED....................

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Landmark Graphics Corporation

In our opinion, the supplemental consolidated financial statements listed in the index appearing under Item 7(a)(1) and (2), insofar as they relate to the year ended June 30, 1994, present fairly, in all material respects, the financial position of Landmark Graphics Corporation and its subsidiaries at June 30, 1994, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These supplemental consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 23, the Company consummated two acquisitions subsequent to June 30, 1994 which were accounted for as poolings of interests. We did not audit the financial statements of GeoGraphix, Inc. which statements reflect total assets of $3,257,346 and $2,799,254 at December 31, 1994 and 1993,
respectively, and total revenues of $6,408,292 and $4,859,783 for the years ended December 31, 1994 and 1993 and 1992, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to GeoGraphix, Inc. is based solely on the report of the other auditors. The supplemental consolidated financial statements for the three years ended June 30, 1994 have been restated to reflect the poolings of interests described in Note 23. We have audited the GeoGraphix, Inc. financial data for the six months ended December 31, 1991 (not presented separately herein) and the adjustments that were applied to restate the 1994, 1993 and 1992 financial statements. In our opinion, such financial data is fairly stated and such adjustments are appropriate and have been properly applied to the 1994, 1993 and 1992 financial statements.


/s/ PRICE WATERHOUSE LLP
Houston, Texas
July 27, 1994, except as to Note 23 which is
as of July 26, 1995

                    REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders
of Stratamodel, Inc.

In our opinion, the consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Stratamodel, Inc. and its subsidiary at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/  PRICE WATERHOUSE LLP
--------------------------
     PRICE WATERHOUSE LLP

Houston, Texas
August 29, 1994

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Landmark Graphics Corporation

We have audited the consolidated balance sheet of Landmark
Graphics Corporation and subsidiaries as of June 30, 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended June 30, 1993 prior to their restatement for poolings subsequent to 1993 (not presented separately herein). Our audits also included the financial statement schedules listed in the Index at Item 14(a) prior to their restatement (not presented separately herein). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the financial statements of Advance Geophysical Corporation, a wholly owned subsidiary, which statements reflect total assets of $5,585,333 as of June 30, 1992 and total revenues of $9,854,224 for the year ended June 30, 1992. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Advance Geophysical Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Landmark Graphics Corporation at June 30, 1993, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Houston, Texas
July 28, 1993
except for Note 21, as to which the date is
May 17, 1994

             Report of Independent Certified Public Accountants

Stockholders
Advance Geophysical Corporation
Englewood, Colorado

We have audited the balance sheet of Advance Geophysical Corporation as of September 30, 1992 and the related statements of income, stockholders' equity and cash flows for the year ended September 30, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our previous report, dated December 16, 1992, we expressed an opinion that the balance sheet as of September 30, 1992 and the statements of income, stockholders' equity and cash flows for the year ended September 30, 1992 did not fairly present financial position, results of operations and cash flows in conformity with generally accepted accounting principles because the Company had not recorded the deferred compensation related to a Phantom Stock Plan for financial reporting purposes. As described in Note 3, the Company has restated its balance sheet as of September 30, 1992 and the statements of income, stockholders' equity and cash flows for the year ended September 30, 1992 to conform with generally accepted accounting principles. Accordingly, our present opinion on these financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Advance Geophysical Corporation as of September 30, 1992 and the results of its operations and its cash flows for the year ended September 30, 1992 in conformity with generally accepted accounting principles.

/s/ Levine, Hughes & Mithuen, Inc.
Englewood, Colorado
December 16, 1992, except for Note 3
as to which the date is January 7, 1994.

                            [ARTHUR ANDERSEN LLP]




                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of GeoGraphix, Inc.:

We have audited the accompanying balance sheets (not presented separately herein) of GEOGRAPHIX, INC. (a Colorado corporation), as of December 31, 1994, 1993 and 1992, and the related statements of income, stockholders' equity and cash flows (not presented separately herein) for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GeoGraphix, Inc. as of December 31, 1994, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                    /s/  ARTHUR ANDERSEN LLP

Denver, Colorado,
  April 7, 1995.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                             Years Ended June 30,
                                                                   -----------------------------------------
 (in thousands, except per share data)                                  1994         1993         1992
------------------------------------------------------------------------------------------------------------
                                                                      (Restated)  (Restated)   (Restated)
 Revenues:
    Software product sales                                           $    70,329  $   53,212   $   39,413
    Hardware product sales                                                31,833      26,674       28,127
    Maintenance and other                                                 41,089      33,089       29,251
------------------------------------------------------------------------------------------------------------
     Total revenues                                                      143,251     112,975       96,791
 Cost of revenues:
    Cost of software product sales                                         6,387       6,237        4,074
    Cost of hardware product sales                                        26,424      20,576       19,725
    Cost of maintenance and other                                         24,978      18,068       18,472
    Bad debt expense                                                       1,536       1,687        3,131
------------------------------------------------------------------------------------------------------------
     Total cost of revenues                                               59,325      46,568       45,402
------------------------------------------------------------------------------------------------------------
       Gross profit                                                       83,926      66,407       51,389
------------------------------------------------------------------------------------------------------------
 Operating expenses:
    Research and development                                              18,360      15,198       15,250
    Selling, marketing and administrative                                 45,364      41,996       35,419
    Restructuring charges                                                      -           -        8,300
    Merger costs                                                          13,567           -            -
------------------------------------------------------------------------------------------------------------
       Total operating expenses                                           77,291      57,194       58,969
------------------------------------------------------------------------------------------------------------
 Income (loss) from operations                                             6,635       9,213      (7,580)
 Interest income                                                           2,696       1,011       1,665
 Interest expense                                                           (882)       (167)       (192)
 Foreign exchange gain (loss)                                               (189)     (1,092)        192
 Other income, net                                                           254         285         122
------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes                                         8,514       9,250      (5,792)
 Provision (benefit) for income taxes
 Current:                                                                  3,777       1,530        (202)
 Deferred                                                                 (1,110)        595         130
------------------------------------------------------------------------------------------------------------
                                                                           2,667       2,125         (72)
------------------------------------------------------------------------------------------------------------
 Net income (loss)                                                   $     5,847  $    7,125   $  (5,720)
============================================================================================================
 Net income (loss) per common and common
    equivalent shares                                                $      0.36  $     0.51   $   (0.42)
============================================================================================================
 Weighted average common and common
    equivalent shares outstanding                                         16,371      13,927       13,629

 Pro forma information (unaudited):
 Net income (loss) as reported                                             5,847       7,125      (5,720)
 Pro forma charge in lieu of income taxes                                  1,256         554          434
------------------------------------------------------------------------------------------------------------
 Pro forma net income (loss)                                         $     4,591  $    6,571   $  (6,154)
------------------------------------------------------------------------------------------------------------

 Pro forma income (loss) per share                                   $      0.28  $     0.47   $   (0.45)
============================================================================================================


The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS




ASSETS
                                                                          June 30,
                                                                 ------------------------
 (in thousands)                                                      1994         1993
-----------------------------------------------------------------------------------------
                                                                 (Restated)   (Restated)
 Current assets:
    Cash, including cash equivalents of $72,173 and $17,340 in
     1994 and 1993, respectively                                  $    74,695  $   21,032
    Receivables:
     Trade accounts, less allowance for doubtful accounts of
       $1,706 and $2,108 in 1994 and 1993, respectively                41,722      37,343
     Current income tax receivable                                      1,003         873
     Accrued revenue and other receivables                              7,206       5,621
 Inventory                                                              3,444       4,480
 Prepaid expenses                                                       3,635       2,794
 Deferred income taxes                                                  5,094         973
-----------------------------------------------------------------------------------------
     Total current assets                                             136,799      73,116


 Investments                                                              851       1,653
 Property and equipment, net                                           40,936      21,062
 Software development costs, net of accumulated amortization of
    $7,528 and $5,597 in 1994 and 1993, respectively                    5,864       5,141
 Other assets, net                                                      4,703       5,002
-----------------------------------------------------------------------------------------
                                                                  $   189,153  $  105,974
=========================================================================================



The accompanying notes are an integral part of these financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                           June 30,
                                                                                 ---------------------------
 (in thousands, except par value data)                                                1994         1993
------------------------------------------------------------------------------------------------------------
                                                                                   (Restated)   (Restated)
 Current liabilities:
    Accounts payable                                                               $     7,943  $    5,155
    Accrued liabilities                                                                  8,319       8,151
    Deferred maintenance fees                                                           11,097       5,976
    Income taxes payable                                                                 1,689         710
    Current maturities of long-term debt                                                 1,150       1,144
------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                         30,198      21,136
 Deferred income taxes                                                                   4,351       2,023
 Deferred compensation                                                                       -       2,063
 Long-term debt                                                                         12,000           -

 Commitments and contingencies

 Stockholders' equity:
 Preferred stock, $1.00 par value; 3,600 shares authorized, none issued or
 outstanding in 1994 or 1993                                                                 -           -
 Common stock, $0.05 par value; 21,400 shares authorized, 16,923 shares issued
 and outstanding in 1994 and 13,826 shares issued and outstanding in 1993                  846         691
 Paid-in capital                                                                       118,801      57,753
 Retained earnings                                                                      22,957      22,308
------------------------------------------------------------------------------------------------------------
 Total stockholders' equity                                                            142,604      80,752
------------------------------------------------------------------------------------------------------------
                                                                                   $   189,153  $  105,974
============================================================================================================

The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                        Years Ended June 30, 1994, 1993 and 1992

                                                                      Common Stock                        Total

                                                                                        Paid-in    Retained   Stockholders'
(in thousands)                                                      Shares     Amount   Capital    Earnings       Equity
-----------------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1991, as restated                               13,478   $     674   $ 54,450   $ 23,536   $     78,660
   Exercise of options for common stock                                 203          10      1,558          -          1,568
   Distributions to S Corporation stockholders                            -           -          -      (978)          (978)
   Net loss                                                               -           -          -    (5,720)        (5,720)
-----------------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1992, as restated                               13,681         684     56,008     16,838         73,530
   Exercise of options for common stock                                 122           6      1,369          -          1,375
   Common stock issued in connection with the acquisition of
     certain assets of Oklahoma Seismic, net of expenses of $73          23           1        376          -            377
   Distributions to S Corporation stockholders                            -           -          -    (1,655)        (1,655)
   Net income                                                             -           -          -      7,125          7,125
-----------------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1993, as restated                               13,826         691     57,753     22,308         80,752
   Exercise of options for common stock                                 307          16      3,922          -          3,938
   Tax benefit associated with exercised options                          -           -      1,062          -          1,062
   Common stock issued in connection with the purchase of the
     Houston facility, net of expenses of $60                            80           4      1,446          -          1,450
   Common stock issued, net of offering costs of $3,141               2,305         115     45,143          -         45,258
   Common stock issued in exchange for performance units of an
      acquired company, net of expenses of $79                          405          20      8,572          -          8,592
   Distributions to S Corporation stockholders                            -           -          -    (3,902)        (3,902)
   Contribution of undistributed S Corporation earnings                   -           -        903      (903)              -
   Adjustment to reduce acquired company's net income to a nine
         month amount                                                     -           -          -      (393)          (393)
Net income                                                                -           -          -      5,847          5,847
-----------------------------------------------------------------------------------------------------------------------------
Balances at June 30, 1994, as restated                               16,923   $     846   $118,801   $ 22,957     $  142,604

The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Years Ended June 30,
                                                                           ----------------------------------------
 (in thousands)                                                                  1994        1993         1992
-------------------------------------------------------------------------------------------------------------------
                                                                             (Restated)  (Restated)   (Restated)
 Cash flows from:
    Operating activities:
     Net income (loss)                                                       $     5,847  $     7,125  $  (5,720)
    Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation                                                                  7,373        7,066       7,457
     Adjustment to reduce acquired company's net income
       included above to a nine month amount                                       (393)            -           -
     Amortization of intangible assets                                               136          122         482
     Amortization of capitalized software development costs                        2,284        1,708       1,196
     Compensation related to performance units of acquired company                 6,608        1,171         411
     Write-off of goodwill from restructuring                                          -            -       1,276
     Provision for doubtful accounts                                               1,536        1,687       3,131
     Amortization of field service and lease inventory                               915          721         819
     Provision for inventory obsolescence                                            235          425           -
     Provision for product upgrade costs                                             217          485         375
     Deferred income taxes                                                       (1,110)          595         130
     Other                                                                           322          551         226
    Changes in assets and liabilities, net of the effects of purchased businesses:
     Receivables                                                                 (7,630)      (3,270)     (1,490)
     Inventory                                                                     (114)        (876)          57
     Prepaid expenses                                                              (841)          267       (489)
     Other assets                                                                   (99)        (474)       (314)
     Accounts payable and accrued liabilities                                      2,739      (2,171)       5,395
     Deferred maintenance fees                                                     5,121          268       2,155
     Deferred income taxes/income taxes payable                                    1,359          900       (862)
-------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                  24,505       16,300      14,135
    Investing activities:
     Capital expenditures                                                       (25,886)      (8,861)     (9,998)
     Payments for purchased businesses acquired net of cash acquired of $4             -        (546)           -
     Investment in 3DX Technologies, Inc.                                            400        (240)           -
     Capitalized software development costs                                      (2,745)      (1,915)     (2,401)
     Proceeds from sale of property and equipment                                    229            -           -
-------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                    (28,002)     (11,562)    (12,399)
    Financing activities:
     Additions to debt                                                            14,150           27           -
     Reductions of debt                                                          (2,144)        (350)       (552)
     Proceeds from exercise of stock options                                       3,937        1,039       1,569
     Proceeds from sale of common stock, net of offering costs                    45,258            -           -
     Issuance costs related to stock-based financing activities                    (139)            -           -
     Distributions to S Corporation stockholders                                 (3,902)      (1,655)       (978)
-------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) financing activities                        57,160        (939)          39
    Net increase in cash and cash equivalents                                     53,663        3,799       1,775
    Cash and cash equivalents at beginning of year                                21,032       17,233      15,458
-------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                                 $    74,695  $    21,032  $   17,233
===================================================================================================================

The accompanying notes are an integral part of these financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

___________________________________________

Years ended June 30, 1994, 1993 and 1992
(as restated)

Note  1  Basis of Presentation:

Landmark Graphics Corporation (the "Company") is engaged in the development, marketing and support of interactive computer-aided exploration software and systems. The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. The financial statements for the years ended June 30, 1994, 1993 and 1992 have been restated to give effect to acquisitions which have been accounted for as a pooling of interests (See Note 2 and Note 23). All significant inter-company balances and transactions have been eliminated.

Accrued Revenue and Other Receivables     Accrued revenue and other receivables
consist of the current portion of lease contracts receivable, notes receivable and other miscellaneous receivables.

Inventory     Inventory, which is stated at the lower of cost, as determined by the first-in, first-out method, or market, is comprised of (in thousands):

                                  June 30,
                         --------------------------
                             1994           1993
 --------------------------------------------------
                          (Restated)     (Restated)
 --------------------------------------------------
 Component parts         $  1,958       $  1,823
 Field service parts          775          1,395
 Finished goods               180            715
 Lease units                  509            283
 Work in Progress              22            264
 --------------------------------------------------
                         $  3,444       $  4,480
 --------------------------------------------------

Lease units represent systems at customer sites on either an evaluation basis or as long-term operating leases. Lease units under long-term operating leases are amortized over the lesser of the term of the lease or 12 months. The lease units reflected above are net of depreciation of $165,000 and $187,000 as of June 30, 1994 and 1993, respectively.

Property and Equipment     Property and equipment are stated at cost.  The cost
of repairs and maintenance is charged to operations as incurred. Depreciation expense for financial statement purposes is computed using the straight-line method over three years for computer equipment and purchased software, five years for furniture, fixtures and equipment, the lesser of the lease term or five years for leasehold improvements and twenty-five to forty years for buildings. The accelerated cost recovery system and modified accelerated cost recovery system of depreciation are used for income tax purposes.

Software Development Costs     Costs of developing software for sale are
charged to expense when incurred as research and development until technological feasibility has been established for the product. Thereafter, software development costs are capitalized until the software is ready for general release to customers. Once the software is ready for general release, amortization of the software development costs begins. Amortization is calculated as the greater of the amount computed by applying the ratio of revenues generated during the current year to currently anticipated gross revenues over the product life to the amount capitalized, or by applying the straight-line method over the currently estimated remaining product life. Capitalized software development costs are generally not amortized over periods which exceed 36 months.

         Costs of purchasing software for internal use are capitalized and included in property and equipment in the accompanying financial statements.

Other Assets     Other assets includes the long-term portion of lease payments related to sales-type leases, goodwill and other intangible assets. The long-term portion of lease payments relates to sales-type leases with lease terms of one to three years. Goodwill represents the cost in excess of fair value of the net assets of companies acquired and is being amortized on a straight-line basis over eight years. Other intangible assets consist primarily of patents and organizational costs and are being amortized on a straight-line basis for a period of 3-5 years.

Revenue Recognition     Revenues from the sale of hardware products and
software licenses are recognized at the time of shipment unless significant future obligations remain. In these instances, revenue is not recognized until obligations have been satisfied or are no longer significant. Maintenance and other revenues are comprised of postcontract customer support agreements, training and consulting services. Postcontract customer support agreements are recorded as deferred maintenance fees and recognized as revenue ratably over the contract period. Training and consulting service revenues are recognized as the services are performed.

Foreign Currencies     The accounts of the Company's foreign subsidiaries,
whose functional currency is the U.S. dollar, are translated into US dollars on a monthly basis and the resulting gain or loss is included in the results of operations. To mitigate the effect of fluctuations in exchange rates, the Company utilizes a protective hedge program which is designed to hedge certain identifiable assets and obligations, primarily accounts receivable.

Income Taxes     On July 1, 1993, the Company adopted Statement of Financial
Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").
Under SFAS 109, deferred taxes are recognized using the liability method. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. This method gives immediate effect to changes in income tax laws upon enactment. Prior to the adoption of SFAS 109, the Company applied the methods prescribed by Accounting Principles Board Opinion 11. The adoption of SFAS 109 had no material effect on the Company's consolidated financial position.

Pro Forma Charge in Lieu of Income Taxes     Prior to the merger with the
Company, Advance Geophysical Corporation ("Advance") had elected S Corporation status for U.S. federal income tax purposes. Prior to October, 1993, GeoGraphix, Inc. ("GeoGraphix") elected S Corporation status for U.S. federal income tax purposes. The tax liability associated with their income during this time was the responsibility of their stockholders. To reflect the earnings of these entities on an after-tax basis, an unaudited pro forma charge in lieu of income taxes has been included in the accompanying Consolidated Statements of Operations for the periods preceding the mergers. This provision was computed as if these were C Corporations and responsible for their federal and state income taxes. If the pro forma charge had been included in the provision for income taxes in the accompanying financial statements, the resulting effective rate would be greater than the statutory rate in fiscal 1992 and 1994 and less than the statutory rate in fiscal 1993. The difference between the fiscal 1992 and 1993 effective and statutory rates was primarily attributable to the effects of deferred tax benefits. In fiscal 1994, nondeductible merger costs, along with the effect of unrecognized deferred tax benefits, contributed to the higher effective rate.

Concentration of Credit Risk     The Company invests its excess cash primarily
in high quality short-term liquid money market instruments. The Company's policy is to invest in instruments with an investment-grade or higher credit rating. The investments generally mature within ninety days and therefore are subject to little risk. The Company has not incurred losses related to these investments.

         Trade receivables, which result from sales in numerous countries, also subject the Company to concentrations of credit risk. The Company's policy is to evaluate, prior to shipment, each customer's financial condition to determine the credit terms to be extended. The Company extends credit to various companies in the oil and gas industry. This concentration of credit risk may be affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. However, a significant portion of consolidated accounts receivable is due from large integrated oil and gas companies which management believes reduces potential credit risk.

Cash and Cash Equivalents     The Company considers all highly liquid
investments purchased with an original maturity of three months or less to be cash equivalents.

Reclassifications     Certain prior year amounts have been reclassified to
conform to current year presentation.

Note 2  Acquisitions:

On June 21, 1993, the Company acquired certain assets of Oklahoma Seismic Corporation ("Oklahoma Seismic") for $550,000 cash, 22,542 shares of common stock valued at $450,000 and the assumption of certain liabilities. The acquired assets consist primarily of software used in seismic and geological exploration and interpretation activities. The acquisition was accounted for using the purchase method and, accordingly, the purchase price has been allocated to the assets acquired based on estimated fair values at the date of acquisition. The acquired operations have been included in the results of operations since the date of acquisition.

         On March 25, 1994, the Company acquired Advance, a Denver, Colorado based company which develops seismic processing software. In connection with the acquisition, the Company issued a total of 2,626,746 of its shares in exchange for all of the outstanding shares of common stock of Advance and all of the outstanding performance units awarded under Advance's Phantom Stock Plan. This acquisition has been accounted for as a pooling of interests, and accordingly, the financial statements for the years ended June 30, 1993 and 1992 have been restated to include the accounts of Advance.

         The Company reports its financial results on a June 30 fiscal year-end basis, whereas Advance operated on a September 30 fiscal year-end basis. For the purpose of applying pooling-of-interests accounting, the 1993 and 1992 financial statements have been restated by combining the Company's June 30 results with the September 30 results of Advance.

         In the current year, Advance changed its fiscal year-end from September 30 to June 30. As a result, the current year Consolidated Balance Sheet and Consolidated Statement of Operations combine both entities' results as of and for the year ended June 30, 1994. However, the Consolidated Statement of Cash Flows combines the Company's cash flows for the year ended June 30, 1994 with the cash flows of Advance for the nine months ended June 30, 1994. The Consolidated Statements of Operations for the years ended June 30, 1994 and 1993, both include the impact of Advance's three month period ended September 30, 1993 for which Advance reported revenues of $4,354,000 and net income of $393,000.

         The revenues and net loss for Advance during 1994 prior to the acquisition were $15,848 and ($6,272), respectively. The revenues and net income for the Company during 1994 prior to the acquisition were $81,941 and $4,580, respectively. The revenues and net income for Advance for 1993 and 1992 were $16,111 and $717, and $9,854 and $1,545, respectively.

         In accordance with the pooling-of-interests method of accounting for S Corporations, all undistributed retained earnings of Advance, as of the date of the acquisition, are presented as an addition to paid-in capital of the combined companies.

         No adjustments were necessary in order to conform the accounting policies of Advance to the Company's accounting policies.

Note 3  Customer Leases:

The Company leases products to customers under agreements with lease terms of one to three years which qualify as Sales-type leases. The current portion of the lease payments are included in Accrued revenue and other receivables, while the long-term portion is included in Other assets as follows (in thousands):

                                    June 30,
                             -------------------------
                                 1994         1993
 -----------------------------------------------------
                             (Restated)    (Restated)
 Lease contracts             $    9,145    $    7,612
 receivable:
 Less current portion:           (5,214)       (4,135)
                             -------------------------
                             $    3,931    $    3,477
 -----------------------------------------------------

         Annual future lease payments to be received under sales-type leases are $5,214,000, $3,577,000 and $354,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

Note 4  Investments:

In September 1991, a subsidiary of the Company entered into a joint venture, D/S Memorial, Ltd., relating to the construction and lease of a 150,000 square foot building occupied by the Company. During fiscal 1994, the Company purchased all of the assets of the joint venture in exchange for 80,000 shares of common stock and $14,000,000 of cash borrowed under credit agreements (See
Note 9).

         On January 27, 1993, the Company acquired 100,000 shares of 3DX Technologies, Inc. ("3DX"), formerly Novera Energy Inc., Convertible Preferred Stock in exchange for cash, certain assets and a line of credit guarantee of $400,000. On November 9, 1993, the Company exchanged the 100,000 shares of Convertible Preferred Stock for 63,637 shares of 3DX common stock. Additionally, in connection with a 3DX equity financing transaction, the Company paid 3DX $400,000 which was then used to repay amounts borrowed by 3DX under the line of credit guaranteed by the Company. In exchange for that payment, the Company was issued 4,000 units, which consist of 4,000 shares of 3DX Redeemable Preferred Stock (Redeemable stock) and 23,376 shares of 3DX common stock. In connection with the above transaction, the line of credit guarantee between the Company and 3DX's lender was terminated.

         The Redeemable stock has a liquidation preference of $100 per share and is mandatorily redeemable in two equal installments on November 9, 2002 and 2003. Each share of the Redeemable stock is noncumulative and entitles the holder to ten votes. Commencing December 31, 1994 and continuing on that date each year thereafter, dividends are payable on the Redeemable stock at the rate of twelve dollars and fifty cents per share, if in cash, or 0.13276 shares of Redeemable stock per share of Redeemable stock, if in stock.

         One of the founders of 3DX, a company that obtains working interests in oil and gas properties in return for providing interpretation services, is the Company's former chairman and chief executive officer.

Note 5  Property and Equipment, Net:

Property and equipment consists of the following (in thousands):

                                              June 30,
                                      -------------------------
                                         1994         1993
 --------------------------------------------------------------
                                      (Restated)    (Restated)

 Land                                 $   7,105    $   4,539
 Buildings and improvements              20,438        5,466
 Furniture, fixtures and equipment       35,068       30,057
 Computer software                        4,637        3,070
---------------------------------------------------------------
                                         67,248       43,132
 Accumulated depreciation
   and amortization                     (26,312)     (22,070)
                                      -------------------------
                                      $  40,936    $  21,062

         On July 1, 1993, the Company purchased all of the assets of the joint venture which constructed and owned the Houston facility (See Note 4).

Note 6 Software Development Costs:

The Company capitalized software development costs of $2,700,000, $1,900,000 and $2,500,000 for the years ended June 30, 1994, 1993, 1992, respectively. In addition to the amount capitalized in fiscal 1993, the Company recorded $1,234,000 of software development costs in connection with the Oklahoma Seismic acquisition (See Note 2). Amortization of capitalized software costs of $2,300,000, $1,700,000 and $1,200,000 is included in the results of operations for the years ended June 30, 1994, 1993 and 1992, respectively.

Note 7  Accrued Liabilities:

Accrued Liabilities consists of the following (in thousands):

                                               June 30,
                                      -------------------------
                                         1994          1993
 --------------------------------------------------------------
                                      (Restated)    (Restated)
 Accrued commissions                  $   1,586      $ 1,267
 Accrued bonus and profit sharing           465        1,132
 Accrued royalties                          796        1,107
 Real estate, sales and other
   taxes                                  2,421        1,465
 Other                                    3,063        3,180
                                      -------------------------
                                      $   8,331      $ 8,151
===============================================================

Note 8  Phantom Stock Plan:

Advance adopted a Phantom Stock Plan (the "Plan") to provide deferred compensation to certain key employees through the award of performance units. The June 30, 1993 Consolidated Balance Sheet includes a deferred compensation liability of $2,063,000 which relates to the 216,412 outstanding performance units of which 189,950 units were vested. The Consolidated Statements of Operations include compensation accrued and charged to operations under the Plan of $12,754,000, $1,171,000 and $412,000 for the years ended June 30, 1994,
1993 and 1992, respectively. Under the provisions of the Plan, all performance units granted and all commitments to grant additional performance units became fully vested upon the acquisition of Advance. The Plan has been terminated and all performance units were exchanged for 405,483 shares of the Company's common stock.

         Under Plan provisions, participants were also entitled to receive an annual bonus based on adjusted net income, as defined, payable at the discretion of the Board of Directors. The Consolidated Statements of Operations include bonuses accrued and charged to operations under the Plan of $1,343,000, $902,000 and $347,000 for the years ended June 30, 1994, 1993 and
1992, respectively.  All bonuses have been paid as of June 30, 1994.









Note 9  Long Term Debt:

Long term debt consists of the following (in thousands):

                                               June 30
                                      -------------------------
                                          1994        1993
---------------------------------------------------------------
                                      (Restated)    (Restated)
 Term     loan,     interest
 payable monthly  at a  base
 rate  or  Eurodollar market
 base   rate,   as   defined
 (5.27% at  June 30,  1994),
 principal  due in quarterly
 installments    of     $250
 through    September    30,
 1998,     remainder     due
 October 1998                         $   9,000            -


 Revolving credit  facility,
 expiring   October    1999,
 interest  payable   monthly
 at   a    base   rate    or
 Eurodollar   market    base
 rate, as defined (4.77%  at
 June  30, 1994),  principal
 due  in  forty-eight  equal
 monthly        installments
 beginning October 31, 1995               4,000            -

 Revolving  line of  credit,
 maturing  April  15,  1995.
 Interest  payable   monthly
 at prime plus  3/4%  (8.00%
 at  June 30, 1994).                        150       $   27


 Bank     note,      retired
 September 1993                               -        1,100

 Capital lease  obligations,
 retired September 1993                       -           17
---------------------------------------------------------------
                                         13,150        1,144
 Less current maturities                 (1,150)    $ (1,144)
---------------------------------------------------------------
                                        $12,000            -
===============================================================

        Principal payments of long-term debt in each of the next five fiscal years are as follows (in thousands):

                 1996                               $ 1,750
                 1997                                 2,000
                 1998                                 2,000
                 1999                                 6,000
                 Thereafter                             250
---------------------------------------------------------------
                                                   $ 12,000

         On July 1, 1993, the Company entered into two credit agreements consisting of a $10,000,000 five year term loan and a $10,000,000 revolving credit facility. The term loan and $4,000,000 of the revolving credit facility were drawn in connection with the purchase of the Houston facility (See Notes 4 and 5). The agreement was amended on November 30, 1993 to increase the revolving line of credit facility from $10,000,000 to $25,000,000. The obligations are collateralized by the land and building.

         The credit agreements provide for the Company to elect interest at either a base rate stated by Lender or a Eurodollar rate, as defined. Interest on the term loan accrues through October 31, 1994 at the base rate or LIBOR plus 1.5%. Interest on the revolving credit facility accrues through October 31, 1994 at the base rate or LIBOR plus 1.0%. Commencing in November 1994 interest will accrue at the base rate or LIBOR plus 1.0% to LIBOR plus 2.0%, dependent upon the Company's funded debt to cash flow ratio. The Company may lock in LIBOR rates for both the term and revolving loans for up to 360 days.

         Installment payments under the revolving credit agreement are scheduled to begin in October 1995. The terms of the agreement allow the Company to request an extension of the date installments commence by one year increments. Additionally, the revolving credit agreement, as amended, requires the payment of a quarterly commitment fee at 1/4% per annum of the average initialized portion of the facility.

         One-time fees of $120,000 and $19,000 paid in connection with the original loan and subsequent amendment, respectively, are charged to interest expense over the term of the loan. Both agreements require maintenance of certain financial covenants, including a cash flow coverage ratio, a minimum net worth test and a maximum ratio of total liabilities to tangle net worth. As of June 30, 1994, management believes the Company is in compliance with all covenants in the credit agreements.

         At June 30, 1994, the Company had outstanding letters of credit of approximately $1,339,000 and an available facility of approximately $3,793,000 remaining on a $5,000,000 uncommitted line of credit.

Note 10  Commitments and Contingencies:

Leases     The Company has entered into operating leases for certain of its facilities and equipment. In fiscal 1994, the Company terminated the lease agreement on the Houston facility and purchased the building (See Note 5 and 9). Future minimum lease commitments under noncancelable operating leases with initial or remaining terms of one year or more at June 30, 1994 are payable as follows (in thousands):

Years ending June 30,
 1995                                             $ 3,746
 1996                                               2,997
 1997                                               2,129
 1998                                               2,014
 1999                                               2,007
 Thereafter                                        19,312
---------------------------------------------------------------
                                                  $32,205
===============================================================

Rental expense for fiscal 1994, 1993 and 1992 was approximately $2,511,000, $4,025,000, and $3,822,000, respectively. Of the $3,721,000 paid in fiscal
1993, $1,416,000 was paid to D/S Memorial Ltd. (See Note 4).

         In fiscal 1993, Advance's stockholders, of which the majority holder is Advance's chief executive officer, formed a limited partnership, Alton-S.G.P. Ltd. The limited partnership purchased the facility in which the Company conducts its Colorado operations and was paid rent expense of $144,000 and $27,000 for the years ended June 30, 1994 and 1993, respectively.

Incentive Bonus Plans     The Company has a performance bonus plan for all
employees of the Company not included in other incentive compensation plans. Payments pursuant to the performance bonus plan are based on a percentage of each participant's base salary if certain performance criteria are achieved by the Company. For the year ended June 30, 1992, $241,000 was accrued and paid to eligible employees under the plan. No amounts were accrued or paid under the plan in fiscal 1993. Although the 1994 performance criteria was not achieved, the Board of Directors approved a discretionary bonus of $359,000 which is included in the results of operations.

Employment Agreements     In connection with the acquisition, the Company has
entered into employment, non-competition and retention agreements (for three to five years) with certain officers and key employees of Advance. The total remaining amount of future charges to income, if all such commitments are fulfilled by all parties, approximated $4,651,000 at June 30, 1994.

Litigation     The Company is involved in certain claims and litigation arising in the course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Note 11  Preferred Stock:

The Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, qualifications, preferences, privileges, limitations or restrictions of each such series.

Note  12  Public Offering:

On October 13, 1993, the Company completed an underwritten public offering of 2,000,000 shares of common stock at a price to the public of $21.00 per share. In conjunction with the offering, the underwriters fully exercised an over-allotment option of 304,749 shares. Proceeds to the Company after deducting underwriting discounts, commissions and offering costs were approximately $45,258,000. Such proceeds have and may continue to be used for general corporate purposes, including acquisitions and working capital.

Note 13  Stock Option Plans:

The Company has several stock option plans whereby options to purchase shares of common stock have been or can be granted to directors, officers, consultants and employees. Grant prices are, in most instances, equal to the fair market value at the date of grant; however, under the provisions of the plan, the Company has the option to set grant prices at a defined percentage below fair market value. Matters such as vesting periods and expiration of options are determined on a plan by plan, or grant by grant basis.

         The following is a summary of stock option activity for the years ended June 30, 1994, 1993 and 1992:

                             Shares
                             Under
                             Option       Price Range
                           ---------------------------
 Outstanding at
    June 30, 1991            1,148,246    $  .60-22.75
    Options granted          1,566,940     10.25-23.75
    Options canceled          (116,354)     6.20-22.75
    Options exercised         (202,906)     2.14-17.32
 -----------------------------------------------------
 Outstanding at
    June 30, 1992            2,395,926       .60-23.75
    Options granted          1,155,556     10.00-20.38
    Options canceled        (1,299,935)     4.88-23.75
    Options exercised         (122,553)      .60-17.00
 -----------------------------------------------------
 Outstanding at
    June 30, 1993            2,128,994       .60-23.75
    Options granted            475,315     18.00-34.13
    Options canceled          (197,623)    10.25-28.13
    Options exercised         (307,354)      .60-23.75
 -----------------------------------------------------
 Outstanding at June 30,
 1994                        2,099,332    $  .60-34.13
 -----------------------------------------------------

        Of the options outstanding at June 30, 1994, 652,522 options were exercisable. At June 30, 1994 and 1993, there were 1,454,360 and 1,732,262 shares, respectively, reserved for future grants under existing plans. During fiscal 1993, as an incentive program for employees, the Board of Directors approved a plan to offer employees who are not officers or directors the alternative of exchanging existing options for new options. As a result of this plan 681,511 options at prices ranging from $14.00 to $23.75 were canceled and new options at an exercise price of $12.75 were granted and began the required vesting period.

Note 14  Profit Sharing Plan:

The Company established The Landmark Savings Plan (the "Plan") for the benefit of all eligible employees. The Plan is qualified under sections 401(a) and 401
(k) of the Internal Revenue Code of 1986 and is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Employees may voluntarily contribute up to 16% of Compensation, as defined, to the Plan. The participants' contributions are matched by the Company at a rate of 50% of the first 8%, up to IRS limitations. For the years ended June 30, 1994, 1993 and 1992, contributions by the Company were $623,000, $554,000 and $534,000, respectively.

         During fiscal 1994, 1993 and 1992, the Plan purchased 5,394, 22,000 and 14,815 shares, respectively, of the Company's common stock. At June 30, 1994, 1993 and 1992, the Plan owned 36,933, 49,529 and 29,029 shares respectively, of the Company's common stock. Certain of the Company's subsidiaries sponsor various defined contribution plans. These plans are immaterial.

Note 15  Income (Loss) Per Common and Common
         Equivalent Share:

Income (loss) per common and common equivalent share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents include the number of shares issuable upon exercise of stock options, less the number of shares that could have been repurchased with the exercise proceeds using the treasury stock method. In the case of a net loss, no shares are assumed to be issued upon exercise of stock options because such shares would be antidilutive.

         For purposes of the income (loss) per share computation, the shares issued in exchange for the equity interests of pooled entities have been treated as if they had been issued and outstanding for all periods presented.

         The following is a reconciliation of the weighted average number of shares outstanding with the number of shares used in the computations of income
(loss) per common and common equivalent share (in thousands):

                                      June 30,
                          --------------------------------
                             1994       1993       1992
 ---------------------------------------------------------
                          (Restated) (Restated) (Restated)
 Weighted average
   number of shares
   outstanding               15,771     13,706     13,629
 Share equivalents              600        221          -
 ---------------------------------------------------------
 Shares used in
   computing income
   (loss) per share          16,371     13,927     13,629
 ---------------------------------------------------------

Note 16  Income Taxes:

The provision (benefit) for income tax differs from the amounts computed based upon the federal statutory rates for the reasons shown below:

                                Years ended June 30,
                          --------------------------------
                             1994       1993       1992
 ---------------------------------------------------------
                          (Restated) (Restated) (Restated)
 Statutory federal income
    tax rate                 35%        34%        (34)%
 Amortization of goodwill     1          1           9
 Nondeductible
    merger costs              8          -           -
 Taxes related to
    foreign income                       3           2
 Foreign Sales
    Corporation benefit      (1)        (3)         (5)
 Abandonment of goodwill      -         (3)          -
 Deferred tax benefits not
    recognized (recognized)   3         (5)         23
 S Corporation earnings     (14)        (2)         (1)
 Tax-exempt income           (3)         -           -

 Other                        3         (2)          4
 ---------------------------------------------------------
                             32%        23%         (2)%














         Income (loss) before income taxes was taxed under the following jurisdictions (in thousands):

                                Years ended June 30,
                          --------------------------------
                             1994       1993       1992
 ---------------------------------------------------------
                          (Restated) (Restated) (Restated)
 Domestic                  $  7,894   $  8,553   $(6,801)
 Foreign                        620        697     1,009
---------------------------------------------------------
                           $  8,514   $  9,250   $(5,792)

         Provision (benefit) for income taxes included in the Consolidated Statements of Operations are as follows (in thousands):

                                Years ended June 30,
                          --------------------------------
                             1994       1993       1992
 ---------------------------------------------------------
                          (Restated) (Restated) (Restated)
 Current:
    Federal                  $  1,508  $    295   $(1,458)
    State                          87         -         -
    Foreign                     2,182     1,235     1,256
 ---------------------------------------------------------
     Total current              3,777     1,530      (202)
 Deferred:
    Federal                      (968)      570        97
    Foreign                      (142)       25        33
 ---------------------------------------------------------
     Total deferred            (1,110)      595       130
 ---------------------------------------------------------
 Provision (benefit)
    for income taxes         $  2,667  $  2,125   $   (72)
 ---------------------------------------------------------

        The foreign taxes withheld on export sales are included in the foreign amount of the current provision shown above.

        Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                    FAS 109
                                     Year ended     adoption
                                      June 30,     at July 1,
                                        1994          1993
---------------------------------------------------------------
                                      (Restated)   (Restated)
 Stock compensation plan               $  1,643           -
 Loss and credit carryforward             4,636     $ 1,915
 Warranty, bad debt and
    inventory reserves                    1,255       1,552
 Accrual-to-cash method adjustment          408           -
 Restructuring reserve                       21         219
 Vacation reserve                           212         177
 Accrued expenses                             1         177
 Uniform capitalization                      44         127
 Other                                      337          56
-----------------------------------------------------------
    Total - current                       8,557       4,223

 Depreciation                               107       1,249
 Capitalized R&D costs                   (1,724)     (1,393)
 Foreign subsidiary earnings             (1,054)       (659)
 Foreign depreciation                      (275)       (395)
 Prepaid royalties                         (378)       (237)
 Other                                   (1,027)       (588)
-----------------------------------------------------------
    Total - noncurrent                   (4,351)     (2,023)
-----------------------------------------------------------

 Net tax asset before
    valuation allowance                   4,206       2,200
 Valuation allowance                     (3,463)     (3,250)
-----------------------------------------------------------
 Net deferred tax asset (liability)     $   743    $ (1,050)
===========================================================


       Research and development credit carryforwards of $453,000, investment tax credit carryforwards of $41,000 and net operating loss carryforwards of $1,175,000 were used to reduce current taxes payable and the provision for income taxes.

       The net change in the valuation allowance for deferred tax assets during the current year is an increase of $213,000. The change results from an increase in deferred tax assets acquired in the Advance transaction for which no benefit has been recognized, and from a decrease in deferred tax assets for which benefit was taken during the current year.

       The company increased its U.S. deferred tax assets in the current fiscal year as a result of legislation enacted during 1993 which increased the corporate tax rate from 34% to 35%.

       For federal income tax purposes, the Company has net operating loss carryforwards of $8,768,000 from the acquisitions of Advance and Stratamodel which will expire in 2008 and which may be limited under the change of ownership rules, foreign tax credit carryforwards of $598,000 expiring in 1999, research and development credits of $851,000 expiring beginning in 2004 and continuing through 2009, and minimum tax credits of $71,000. In fiscal 1994, the Company recognized a deferred tax benefit of $1,578,000 relating to net operating loss carryforwards and to the change in tax status of GeoGraphix.

       The current income tax receivable represents the anticipated refund of domestic taxes paid in prior years which are recoverable due to subsidiary losses and carryback of foreign tax credits.

Note 17  Segment Information:

The Company operates exclusively in one industry segment, the supply of computer-aided exploration systems and services to the petroleum industry. No single customer represented in excess of 10% of total revenues during any of the years presented.

       Revenues and identifiable assets by geographic area, which reflect the elimination of inter-geographic amounts, are presented below (in thousands).

                              ----------------------------------------
                                 1994           1993           1992
 ---------------------------------------------------------------------
                              (Restated)     (Restated)     (Restated)
 Revenues:
    United States:
     Domestic                  $ 67,975       $ 47,236       $ 31,914
     Export                      49,762         41,898         46,417
 Canada                           2,907          2,742          3,843
 Europe/Africa/
     Middle East                 15,296         14,173          9,364
 Pacific Rim                      5,004          4,910          3,153
 Other                            2,307          2,016          2,100
-------------------------------------------------------------------------
                               $143,251       $112,975       $ 96,791
=========================================================================


 Export Sales from
    United States to:
    Canada                     $  3,966       $  2,585       $   2,758
    Europe/Africa
      Middle East                25,822         23,902          23,608
    Pacific Rim                  10,957          9,496          15,182
    Latin America                 9,017          5,915           4,869
-------------------------------------------------------------------------
                               $ 49,762       $ 41,898       $  46,417
=========================================================================


                                 1994           1993           1992
-------------------------------------------------------------------------
                              (Restated)     (Restated)     (Restated)
 Identifiable Assets:
    United States              $180,372       $ 94,382       $ 83,358
    Canada                        1,467          1,660          2,645
    Europe/Africa
     Middle East                  4,408          6,354          7,634
    Pacific Rim                   2,197          2,634          3,275
    Latin America                   709            944          2,188
-------------------------------------------------------------------------
                               $189,153       $105,974       $ 99,100
=========================================================================

       Revenues generated outside the United States primarily represent maintenance and customer support services provided by the Company's foreign offices.

       The Company's foreign operations function as sales representatives and customer support offices. Transactions with these foreign entities are conducted through contracts which provide for reimbursement of certain costs and fees for services performed. Products are provided to customers directly from the U.S. parent organization. Geographical profit and loss information has been omitted as it is not deemed to be useful in analyzing and understanding the Company's worldwide operations.

Note 18  Restructuring Charges:

During fiscal 1992, the Company announced a restructuring plan developed in response to the continuing downturn in the U.S. energy market. The plan was designed to consolidate and downsize the Company's North and Latin American operations as well as its consulting business. The plan included centralizing the research and development function and redistributing and resizing the sales and support functions. Restructuring charges and nonrecurring costs of $8,300,000 were recorded during fiscal 1992, of which $4,900,000 was recorded in the fourth quarter. The major components of the restructuring charges and nonrecurring costs were severance costs, relocation expenses, cost of excess facilities and estimated charges for the write-down of tangible and intangible assets.

Note 19  Merger Costs:

For the year ended June 30, 1994, nonrecurring costs included in the Consolidated Statements of Operations consist of a compensation charge related to the common shares issued to Phantom Stock Plan participants and professional and other fees and expenses related to the completion of the merger with Advance. In connection with the acquisition, common stock was issued to Advance's Phantom Stock performance unit holders in exchange for all of their outstanding performance units. The fair value of the Company's stock was used to measure the compensation costs relating to this Plan, which resulted in the recognition of a nonrecurring charge of $11,126,000. Additionally, investment banking, accounting and legal costs related to the merger of approximately $2,441,000 were incurred and are included in merger costs.

Note 20  Cash Flow Information:

Net cash provided by operating activities reflects cash payments for interest and income taxes as follows (in thousands):

                                         Years ended June 30,
                                  1994         1993           1992
-------------------------------------------------------------------------
                               (Restated)    (Restated)     (Restated)
 Income taxes                  $  2,349       $  1,827       $  2,094
 Interest                           742            168            232

      During the years ended June 30, 1994 and 1993, there were noncash financing activities of $1,062,000 and $263,000, respectively, relating to tax benefits received from the exercise of nonqualified stock options by employees. These benefits were recorded as a reduction of income taxes payable and an increase in paid-in capital. No benefits were recorded in the year ended June 30, 1992.

There were noncash investing activities of approximately $1,510,000 for the year ended June 30, 1994 which relates to stock issued in connection with the purchase of the Houston facility. Additionally, there were approximately $661,000 of noncash investing activities for the year ended June 30, 1993 which includes $211,000 of inventory and equipment contributed to 3DX and $450,000 of common stock issued in connection with the acquisition of certain assets of Oklahoma Seismic.

       There were noncash operating activities during the year ended June 30, 1994 of approximately $8,671,000. This amount relates to common stock issued to satisfy obligations due to Advance's Phantom Stock performance unit holders.

Note 21  Quarterly Financial Data (Unaudited):

Summarized quarterly financial data, as restated for the effects of the acquisition accounted for as a pooling of interests, is as follows (in thousands, except per share data):

                     -------------------------------------------------
                        First       Second        Third       Fourth
----------------------------------------------------------------------
 1994:               (Restated)   (Restated)   (Restated)   (Restated)
 Revenues:
   Company            $22,667      $30,100      $34,516      $34,496
   Advance              4,354        6,152            -            -
   Stratamodel          2,059        1,480          848        1,099
   GeoGraphix           1,005        1,543        1,427        1,505
----------------------------------------------------------------------
   Combined           $30,085      $39,275      $36,791      $37,100
----------------------------------------------------------------------
 Gross profit:
   Company            $13,195      $15,765      $20,190      $19,765
   Advance              2,599        4,668            -            -
   Stratamodel          1,602          878          538          699
   GeoGraphix             650        1,052        1,182        1,143
----------------------------------------------------------------------
   Combined           $18,046      $22,363      $21,910      $21,607
----------------------------------------------------------------------
 Net income (loss):
   Company           $ 1,362       $ 3,113      $(8,587)     $ 7,153
   Advance               393         2,027            -            -
   Stratamodel           463          (122)        (290)        (389)
   GeoGraphix            (17)          289          312          140
----------------------------------------------------------------------
   Combined          $ 2,201       $ 5,307      $(8,565)     $ 6,904
----------------------------------------------------------------------
Net income
  (loss) per share:
  Company            $  0.12       $  0.24      $ (0.56)     $  0.43
  Advance               0.01          0.10            -            -
  Stratamodel           0.03         (0.02)           -        (0.03)
  GeoGraphix           (0.01)            -         0.04        (0.01)
----------------------------------------------------------------------
  Combined           $  0.15       $  0.32      $ (0.52)     $  0.39
----------------------------------------------------------------------

                     -------------------------------------------------
                        First       Second        Third       Fourth
----------------------------------------------------------------------
 1993:               (Restated)   (Restated)   (Restated)   (Restated)
 Revenues:
   Company            $17,587      $20,504      $23,624      $25,858
   Advance              4,217        3,923        3,617        4,354
   Stratamodel          1,070        2,077          712          788
   GeoGraphix             778        1,558        1,077        1,231
----------------------------------------------------------------------
   Combined           $23,652      $28,062      $29,030      $32,231
----------------------------------------------------------------------
Gross profit:
  Company             $ 9,737      $11,810      $12,899      $14,302
  Advance               3,163        2,808        2,224        2,599
  Stratamodel             772        1,843          514          428
  GeoGraphix              526        1,015          803          964
----------------------------------------------------------------------
  Combined            $14,198      $17,476      $16,440      $18,293
----------------------------------------------------------------------
Net income (loss):
  Company             $   164      $   656      $ 1,878      $ 2,522
  Advance                 524         (184)         (16)         393
  Stratamodel             109          356          (69)        (206)
  GeoGraphix               30          432          223          313
----------------------------------------------------------------------
  Combined            $   827      $ 1,260      $ 2,016      $ 3,022
----------------------------------------------------------------------
Net income
  (loss) per share:
  Company             $  0.02      $  0.06      $  0.18      $  0.23
  Advance                0.03        (0.02)       (0.04)       (0.01)
  Stratamodel            0.01         0.02        (0.01)       (0.02)
  GeoGraphix                -         0.03         0.01         0.01
----------------------------------------------------------------------
  Combined            $  0.06      $  0.09      $  0.14      $  0.21
----------------------------------------------------------------------

Note 22  Subsequent Events (Unaudited):

On September 29, 1994, the Company purchased all the issued and outstanding capital stock of MGI Associates, Inc., ("MGA") in an acquisition using the purchase method of accounting. MGA, based in Dallas, Texas, develops personal computer-based economics and reservoir engineering software products designed to aid geoscientists in oil and gas exploration. The Company acquired MGA for consideration of approximately $13.3 million which consisted of cash of $10.5 million paid to acquire the stock, cash of $1.3 million paid to retire certain related party debt and the payment of approximately $1.6 million of acquisition-related costs.

Note 23  Stratamodel and GeoGraphix Acquisitions

Stratamodel

       On September 28, 1994, the Company acquired all of the equity interests of Stratamodel in a transaction accounted for as a pooling of interests, and accordingly, the financial statements for all periods presented have been restated to include the accounts of Stratamodel.

       Stratamodel's reservoir characterization and modeling software products are designed to aid geoscientists in oil and gas exploration and production. In connection with the acquisition, the Company issued a total of 413,911 shares of its common stock, in exchange for all of the equity interests of Stratamodel, which included common stock, stock options and warrants. In addition, the Company retired all of Stratamodel's outstanding debt of approximately $510,000 and paid certain acquisition-related expenses of Stratamodel of approximately $293,000.

       Stratamodel previously reported its financial results on a December 31 fiscal year-end basis. In connection with the acquisition, Stratamodel changed its fiscal year-end from December 31 to June 30. As a result, the financial statements presented combine both entities' financial results for the same periods. In addition to the adjustments made to effect the change in fiscal years, certain adjustments were made in order to conform Stratamodel's method of accounting for software development costs and income taxes to the Company's method.

       The Company capitalizes software development costs when an operative version of the product is ready for initial testing, whereas Stratamodel capitalized costs at points prior to initial testing. Additionally, the Company accounted for income taxes under Accounting Principles Board Opinion No. 11 until it was required to adopt SFAS 109. Stratamodel had applied Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" until adopting SFAS 109. In connection with the acquisition, Stratamodel conformed its accounting policies to those of the Company. The effect of these conforming adjustments increased Stratamodel's historical net income for the year ended June 30, 1994 by approximately $35,000 and decreased net income for the years ended June 30, 1993 and 1992 by approximately $346,000 and $295,000, respectively.

       The historical stockholders' equity amounts of Stratamodel included in the Restated Condensed Balance Sheet reflect the exchange of 413,911 shares of the Company's Common Stock under the pooling-of-interests method of accounting.

GeoGraphix, Inc.

       On June 5, 1995, the Company acquired all of the outstanding common stock of GeoGraphix, Inc. ("GeoGraphix"), a Denver, Colorado based company, in a transaction accounted for as a pooling of interests, and accordingly, the financial statements for all periods presented have been restated to include the accounts of GeoGraphix.

       GeoGraphix previously reported its financial results on a December 31 fiscal year-end basis. In connection with the acquisition, GeoGraphix changed its fiscal year-end from December 31 to June 30. As a result, the financial statements presented combine both entities' financial results for the same periods. In addition to the adjustments made to effect the change in fiscal years, certain adjustments were made in order to conform GeoGraphix's method of accounting for software development costs to the Company's method.

       The Company capitalizes software development costs when an operative version of the product is ready for initial testing, whereas GeoGraphix capitalized costs at points prior to initial testing. In connection with the acquisition, GeoGraphix conformed its accounting policies to those of the Company. The provision (benefit) for income taxes has been adjusted to conform the provision for income taxes to that which would have been recorded had the acquired company operated on a June 30 fiscal year end and had applied the same method of accounting for capitalized software development costs as the Company. The effect of these conforming adjustments increased GeoGraphix's historical net income for the year ended June 30, 1994 by approximately $65,000, and decreased net income for the years ended June 30, 1993 and 1992 by approximately $35,000 and $80,000, respectively.

       The historical stockholders' equity amounts of GeoGraphix included in the Restated Condensed Balance Sheet reflect the exchange of 653,718 shares of the Company's Common Stock under the pooling-of-interests method of accounting.

       The following table summarizes the revenue and net income for the Company, as restated for Advance, Stratamodel and GeoGraphix (in thousands):

                            ----------------------------------
                               1994        1993        1992
--------------------------------------------------------------
                            (Restated)  (Restated)  (Restated)
 Revenues:
   Company                   $132,285    $103,684    $91,713
    (restated for
    Advance)
     Stratamodel                5,486       4,647      2,589
     GeoGraphix                 5,480       4,644      2,489
--------------------------------------------------------------
                             $143,251    $112,975    $96,791

 Net Income:
   Company                   $  5,461    $  5,937    $(5,640)
     (restated for
     Advance)
       Stratamodel               (338)        190          9
       GeoGraphix                 724         998        (89)
--------------------------------------------------------------
                             $  5,847    $  7,125    $(5,720)

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (1994 FORM 10-K)



(a)   (2)    Financial Statement Schedules

             Schedule Number         Description of Schedule
             ---------------         -----------------------

                   VIII              Valuation and Qualifying Accounts
                    V                Supplementary Income Statement Information



        All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

Schedule VIII - Valuation and Qualifying Accounts - as restated

                                                      Additions
                                       Balance at    Charged to            Deductions             Balance at
                                       Beginning      Costs and     -------------------------        End
                                       of Period      Expenses      Write-offs    Conversions     of Period
                                       ---------      --------      ----------    -----------     ---------
                                      (restated)     (restated)    (restated)     (restated)      (restated)
 Inventory reserves:
      June 30, 1992..............     $ 2,898,000   $   726,000    $(1,008,000)              -    $2,616,000
      June 30, 1993..............       2,616,000       984,000     (1,122,000)              -     2,478,000
      June 30, 1994..............       2,478,000       973,000     (1,932,000)              -     1,519,000

 Lease inventory
 accumulated amortization:
      June 30, 1992...............    $    503,000   $   150,000             -      $ (128,000)   $  525,000
      June 30, 1993...............         525,000       162,000             -        (500,000)      187,000
      June 30, 1994...............         187,000       180,000             -        (202,000)      165,000

 Allowance for doubtful accounts:
      June 30, 1992...............    $    891,000   $ 3,131,000   $  (310,000)              -    $3,712,000
      June 30, 1993...............       3,712,000     1,687,000    (3,291,000)              -     2,108,000
      June 30, 1994...............       2,108,000     1,536,000    (1,938,000)              -     1,706,000


Deferred income taxes valuation allowance:

                                         Balance at                                                 Balance at
                                         Beginning                                                     End
                                         of Period     Additions     Deductions                     of Period
                                         ---------     ---------     ----------                     ---------
      June 30, 1994...............     *$3,250,000    $3,767,000    $(3,554,000)                    $3,463,000


*At date of adoption of Statement of Financial Standards No. 109. No valuation allowance existed for any periods prior to the adoption.

Schedule X - Supplementary Income Statement Information - as restated

                                Charged to Costs and Expenses
                                          Years Ended
                      ---------------------------------------------------
                              1994            1993            1992
-------------------------------------------------------------------------
                           (restated)      (restated)      (restated)
Taxes, other than
  payroll and income
  taxes                   $ 1,173,000     $ 1,096,000     $ 1,075,000
Royalties                   2,398,000       2,629,000       1,322,000

    Maintenance and repairs, depreciation and amortizarion of intangible assets, and advertising costs have been disclosed elsewhere in the financial statements or are less than 1% of total revenues. Accordingly, such amounts have been excluded from this schedule.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits (1994 Form 10-k)

          (a)(1)   Financial Statements.

                   The following financial statements of the Registrant are included in Item 5 above under the heading "Item 8. Financial Statements and Supplementary Data" (1994
                   Form 10-K):

                        Report of Independent Accountants

                        Report of Independent Auditors

                        Report of Independent Certified Public
                        Accountants

                        Statements of Operations for the years ended
                        June 30, 1994, 1993 and 1992

                        Balance Sheets as of June 30, 1994 and 1993

                        Statements of Stockholders' Equity for the years ended June 30, 1994, 1993 and 1992

                        Statements of Cash Flows for the years ended
                        June 30, 1994, 1993 and 1992

                        Notes to Consolidated Financial Statements

          (a)(2)  Financial Statement Schedules.

                  The following financial statement schedules of the Registrant are included in Item 5 above under the heading "Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K" (1994 Form 10-K):

                                  Schedule Number           Description of Schedule
                                  ---------------           -----------------------
                                           VIII             Valuation and Qualifying Accounts
                                             X              Supplementary Income Statement Information

                 All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

         (c)     Exhibits.

                 (23)    Consent of Experts and Counsel

                         23.1    Consent of Price Waterhouse LLP

                         23.2    Consent of Ernst & Young LLP

                         23.3    Consent of Levine, Hughes and Mithuen,
                                 Inc.

                         23.4    Consent of Arthur Andersen LLP

                                   SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                LANDMARK GRAPHICS CORPORATION



                                BY: /S/ WILLIAM H. SEIPPEL
                                    --------------------------------------------
                                    WILLIAM H. SEIPPEL
                                    VICE PRESIDENT, FINANCE AND
                                    CHIEF FINANCIAL OFFICER
                                    (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                              INDEX TO EXHIBITS

                      23.1 Consent of Price Waterhouse

                      23.2 Consent of Ernst & Young

                      23.3 Consent of Levine, Hughes and Mithuen, Inc.

                      23.4 Consent of Arthur Andersen LLP